Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO
(330) 282-4111

Cortland Bancorp Announces Financial Results for the First Quarter 2021

Net income more than doubles year over year with continued progress projected

Board authorizes $0.15 per share dividend, a 7% increase over prior quarterly dividend

April 27, 2021

(Globe Newswire) – Cortland Bancorp (NASDAQ: CLDB) announced its first quarter 2021 financial results. Net income for the three months ending March 31, 2021 was $2.8 million, or $0.66 per share, which was twice the income level of $1.4 million, or $0.32 per share, for the first quarter of 2020 and equal to the $2.8 million, or $0.67 per share, for the fourth quarter of 2020.

The return on average assets ratio was 1.38% for the Company for this first quarter, while the return on average equity ratio was 13.56%. These returns were supported by 8% year-over-year loan growth and 15% deposit growth. James Gasior, President and CEO stated, “The Bank’s participation in the first round of the Paycheck Protection Program (PPP) as part of the government’s CARES Act contributed to our financial performance but, more importantly, helped more than 400 customers and saved nearly 8,000 local jobs. We are now participating in the second round of PPP loans and expect to assist more than 200 customers. At the same time, the Bank’s commercial loan pipeline is healthier than in recent quarters. With this volume of loan growth forthcoming, profitability enhancement is promising.”

The Bank’s performance was also aided by the continued high volume of mortgage originations and sales, adding gains of $800,000 to non-interest income. “The Company has benefited from the substantial reduction in interest rates nationally and the ongoing improvement in COVID-related conditions,” continued Gasior. “With interest rates at all-time lows, the reduction in the cost of funds has outweighed the lower yield on assets.”

Gasior noted, “Cost savings in marketing, as well as a reduction in travel, education and training expenses were part of our prudent cost containment measures that contributed to our profitability.”

Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.85% and tangible equity to tangible assets of 10.24%.

Cortland Bancorp Reports Earnings

April 27, 2021

Performance was also aided year over year due to the increase in the provision for credit losses directly attributable to the COVID-19 pandemic in the first quarter 2020. Specifically, increases in the allowance for credit losses were recognized throughout 2020 in the qualitative factor allocations for specific concentrations of credit in various loan portfolio segments as a result of economic conditions. Elevated provisions occurred in each of the first three quarters of 2020 commensurate with COVID-related loan modifications. With substantially all of those loans now in full payment status, coupled with a reduction in nonperforming loans, no provision was necessary in the fourth quarter of 2020 or in this current quarter.

“Thanks to additional government programs launched recently, businesses are able to tap those resources to make it through what is hopefully the tail end of this pandemic-stressed economy,” said Gasior.

Outlook

Gasior characterized the balance of 2021 as having slow, but steady, progress flowing from anticipated improving economic and pandemic recoveries. “Asset quality is stabilizing and natural expense inflation is being contained against a backdrop of current Federal Reserve guidance,” said Gasior. “In addition, stimulus payments provided by the government, as well as the PPP funds for our borrowers, have significantly contributed to deposit growth. Plus, in this pandemic-laden environment, depositors have increased their rates of saving.”

As a result of the Company’s continuing strong performance, its Board has authorized a dividend of $0.15 per share, an increase of 7% over the prior quarterly dividend. Gasior noted that the Board remains focused on its continuing strong total shareholder return track record in building long-term shareholder value.

First Quarter 2021 Highlights (at or for the period ended March 31, 2021)

Net income of $2.8 million, or $.66 per share, for the first quarter of 2021 represented more than a 100% improvement on the $1.4 million, or $.32 per share, reported for the first quarter of 2020, and is equivalent to income for the fourth quarter of 2020. Likewise, pre-tax, pre-provision income for the first quarter 2021 was 49% higher than in the same quarter of 2020 and approximates the results of the previous quarter.

Even with interest margin under pressure, the Company managed a notable increase of $693,000 in net interest income for the first quarter ended March 31, 2021 versus the first quarter of 2020, as the cost of funds declined more than asset yields. Asset yields in the quarter were enhanced by PPP loan fee recognition of more than $400,000, as the ongoing forgiveness process accelerated the recognition of these fees. Also benefiting from the lower rate environment, the mortgage banking operation recognized gains of $800,000 on loan originations of $28.2 million for the first quarter of 2021 versus gains of $596,000 on loan originations of $15.7 million for the same period in 2020. Gains on mortgage originations accounted for 9% of all revenues for the first quarter compared to 7% of all revenues in the same quarter of 2020. The originations were comprised of both refinances of existing mortgage loans and new purchases of homes.

The efficiency ratio for the Company was 59.80% for the quarter versus 68.54% for the same period in 2020.

The return on average equity ratio for the Company was 13.56% for the quarter versus 6.89% for the same quarter in 2020.

Cortland Bancorp Reports Earnings

April 27, 2021

Balance Sheet

Total assets were $792 million at March 31, 2021, compared to $821 million at December 31, 2020 and $713 million at March 31, 2020.

Total loans increased 8% year over year, with loans granted under the PPP accounting for a substantial portion of loan growth. Cortland assisted 419 customers in obtaining funds under this government program, providing payroll and operating expense relief worth $56.4 million in 2020. With nearly half of these loans forgiven by the Small Business Administration, the Company has begun issuing PPP loans in the second-round process.

Total deposits grew by $87 million, or 15%, to $680 million for the first quarter of 2021 from $593 million in the first quarter of 2020. Noninterest-bearing deposits accounted for 32% of total deposits, while certificates of deposits were 12% of the deposit mix.

Asset Quality

No provision for loan losses was recorded for the three months ended March 31, 2021 versus $600,000 a year ago. The decrease is attributable to substantial provisions throughout 2020, giving recognition to economic disruption and uncertainty associated with COVID-19.

Nonperforming loans were $7.9 million, compared to $8.2 million a year earlier and $7.6 million at December 31, 2020. The ratio of nonperforming assets to total assets at quarter end was .99%. This reflects an improvement from the 1.15% reported a year ago. The Company’s ratio of allowance for loan losses to nonperforming loans was 76.43% at March 31, 2021. With the loan portfolio of predominantly commercial real estate at low loan-to-value ratios, collateral coverage weighs in as a significant risk mitigation factor in evaluating credit exposure.

Performing restructured loans that are included in nonperforming loans at the end of the quarter were $5.6 million, compared to $6.1 million a year ago and $5.7 million on a linked quarter basis.

The Bank had received requests to modify 127 loans aggregating $123.7 million through April of 2020. Most of the requests involved the deferral of principal and interest payments and/or the extension of the maturity dates. As of March 31, 2021, only 6 loans aggregating $15.6 million remain in deferral.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended March 31, 2021, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum

Tier 1 leverage ratio	10.45%	9.41%	5.00%

Tier 1 risk-based capital ratio	14.77%	13.31%	8.00%

Total risk-based capital ratio	15.85%	15.48%	10.00%

Cortland Bancorp Reports Earnings

April 27, 2021

CERTAIN NON-GAAP MEASURES

Certain financial information has been determined by methods other than Generally Accepted Accounting Standards (“GAAP”). Specifically, certain financial measures are based on core earnings rather than net income. Pre-tax, pre-provision income excludes the provision for loan losses and the income tax provision. Such information may be useful to both investors and management and can aid them in understanding the Company’s current performance trends and financial condition. Pre-tax, pre-provision income is a supplemental tool for analysis and not a substitute for GAAP net income. Reconciliation from GAAP net income to the non-GAAP measure of pre-tax, pre-provision income is referenced as part of management’s discussion and analysis of quarterly and year-to-date financial results of operations.

The following is a reconciliation between pre-tax, pre-provision income and earnings under GAAP:

IN 000s	THREE MONTHS ENDED
	Mar 31, 2021	Mar 31, 2020	Dec 31, 2020
GAAP net income	$2,766	$1,371	$2,798
Provision for loan losses	-	600	-
Federal income tax expense	481	206	536
Pre-tax, pre-provision income	$3,247	$2,177	$3,334

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through 13 full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Earnings

April 27, 2021

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited

	Three Months Ended
	Mar. 31, 2021	Mar. 31, 2020	Var %	Dec. 31, 2020	Var %
SUMMARY OF OPERATIONS
Interest income	$6,932	$6,930	—%	$6,873	1%
Interest expense	(534)	(1,225)	(56)	(712)	(25)
Net interest income	6,398	5,705	12	6,161	4
Provision for loan losses	—	(600)	(100)	—	—
NII after loss provision	6,398	5,105	25	6,161	4
Investment security gains	71	—	—	122	(42)
Non-interest income	1,713	1,452	18	2,246	(24)
Non-interest expense	(4,935)	(4,980)	(1)	(5,195)	(5)
Income before tax	3,247	1,577	106	3,334	(3)
Federal income tax expense	481	206	133	536	(10)
Net income	$2,766	$1,371	102%	$2,798	(1)%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,213	4,228	—%	4,223	—%
Earnings per share, basic and diluted	$0.66	$0.32	106	$0.67	(1)
Dividends per share	0.19	0.19	—	0.14	36
Market value	22.08	13.50	64	18.61	19
Book value	19.25	17.32	11	19.18	0
Market value to book value	114.70%	77.94%	47	97.02%	18

BALANCE SHEET DATA
Assets	$791,705	$712,650	11%	$821,305	(4)%
Investments securities	170,174	133,638	27	170,906	—
Total loans	518,618	482,239	8	556,760	(7)
Total deposits	680,311	593,256	15	700,510	(3)
Borrowings	16,948	30,830	(45)	24,643	(31)
Shareholders’ equity	81,096	73,209	11	81,005	0

AVERAGE BALANCE SHEET DATA
Average assets	$799,967	$713,808	12%	$801,923	—%
Average total loans	535,597	502,398	7	541,319	(1)
Average total deposits	679,887	593,163	15	678,781	—
Average shareholders' equity	81,596	79,593	3	78,733	4

ASSET QUALITY RATIOS
Net recoveries (charge-offs)	$1	$22	(95)%	$(26)	(104)%
Net recoveries (charge-offs) to average loans	—%	0.02%	(100)	(0.02)%	(100)
Non-performing loans as a % of loans	1.52	1.71	(11)	1.37	11
Non-performing assets as a % of assets	0.99	1.15	(14)	0.93	7
Allowance for loan losses as a % of total loans	1.16	1.05	10	1.08	6
Allowance for loan losses as a % of non-performing loans	76.43	61.81	24	78.91	(3)

FINANCIAL RATIOS\STATISTICS
Net interest margin	3.58%	3.56%	1%	3.40%	5%
Return on average equity - Company	13.56	6.89	97	14.22	(5)
- Bank	14.70	8.68	69	15.97	(8)
Return on average assets - Company	1.38	0.77	80	1.40	(1)
- Bank	1.44	0.93	55	1.50	(4)
Efficiency ratio - Company	59.80	68.54	(13)	60.79	(2)
- Bank	57.89	63.66	(9)	57.75	—

CAPITAL RATIOS
Tier 1 leverage ratio - Company	10.45%	10.65%	(2)%	10.20%	2%
- Bank	9.41	9.49	(1)	9.18	3
Common equity tier 1 ratio - Company	13.88	12.31	13	13.15	6
-Bank	13.31	11.75	13	12.62	5
Tier 1 risk-based capital ratio - Company	14.77	13.18	12	14.01	5
-Bank	13.31	11.75	13	12.62	5
Total risk-based capital ratio - Company	15.85	14.08	13	15.07	5
-Bank	15.48	13.70	13	14.72	5